EXHIBIT 10K

                        ADDENDUM TO CONSULTING AGREEMENT
                                 WITH LEE LINTON

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                                   LEE LINTON
                        c/o El Rancho Country Land Hotel
                           2755 Las Vegas Blvd. South
                               Las Vegas, NV 89109
                                 (702) 477-1484

December 11, 1996

Nona Morelli's II, Inc.
2 Park Plaza, Suite 470
Irvine, California  92614

         RE:      First Addendum to Consulting Agreement

Gentlemen:

         This letter will serve as the First Addendum to my Consulting Agreement dated September 28, 1995 with Nona Morelli's II, Inc. (the "Company").

         Paragraph 3, Scope of Services and Duties of Consultant, is modified to include services related to the architectural design, construction, interior design, and finish work of the Cleopatra Palace Monastir Casino (3,000 to 5,000 square meters in size) in Skanes, Monastir, Tunisia as part of the hotel and entertainment complex known presently as the "Jockey Club".

         As soon as practicable following execution of this Addendum the Company agrees to include in a Form S-8 Registration Statement at its expense an additional 143,000 shares in order to pay for professional services invoiced.

         If the foregoing is agreeable, please indicate your approval by dating and signing below and returning an original copy to me.

                                        Very truly yours,

                                        /s/  Lee Linton
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                                             Lee Linton
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APPROVAL AND ACCEPTANCE

READ AND ACCEPTED.

NONA MORELLI'S II, INC.

By:  /s/ Fred G. Luke
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Name:     Fred G. Luke
Title:    Chief Executive Officer